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                                                                    EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 24th day of September, 1996 between Casino America, Inc., a Delaware corporation (the "Company") and Michael G. Rose ("Employee").

     In consideration of the mutual promises of this Agreement, the Company and Employee agree as follows:

     1. Effective Date: This agreement shall be effective as of September 24, 1996.

     2.  Employment:

     (a)  Term.    The Company hereby employs Employee, and Employee accepts
such employment and agrees to perform services for the Company and/or its Subsidiaries, for an initial period of three (3) years from and after the Effective Date of this Agreement (the "Initial Term") and, unless either party gives written notice to the other party at least one (1) year before the end of the Initial Term or of any Renewal Term, for successive one-year periods (the "Renewal Terms"), unless terminated at an earlier date in accordance with
Section 5 of this Agreement (the Initial Term and the Renewal Terms together referred to as the "Term of Employment").

     (b) Service with Company. During the Term of Employment, Employee agrees to perform reasonable employment duties as the Board of Directors of the Company and/or its Subsidiaries shall assign to him from time to time. Employee also agrees to serve, for any period for which he is elected as an officer of the Company and/or its Subsidiaries; provided, however, that Employee shall not be entitled to any additional compensation for serving as an officer of the Company and/or its Subsidiaries. Employee's initial position shall be to serve as Vice-President of Marketing.

     (c) Performance of Duties. Employee agrees to serve the Company and/or its Subsidiaries faithfully and to the best of his ability and to devote substantially all of his time, attention and efforts to the business and affairs of the Company and/or its Subsidiaries during the Term of Employment.

     (d)  Compensation.    During the Term of Employment, the Company and/or its
Subsidiaries shall pay to Employee as compensation for services to be rendered hereunder an aggregate base salary of $150,000 per year, payable in equal monthly, or more frequent payments, subject to increases, if any, as may be determined by the Company's Board of Directors. In addition, Employee will be eligible to receive an annual bonus beginning on or about June 1997 based upon his job performance and the performance of the Company, which bonus shall not be less than $10,000 for the fiscal 1997 year. Employee shall also be eligible to participate in any stock option plans of the Company and/or its Subsidiaries. Employee shall initially receive options to purchase a total of 25,000 shares of the Common Stock of the Company at the fair market price at date of issue. The options will be vested at the
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rate of 5,000 shares per year.   In the event of a change in management, take-
over or buyout, all shares shall be fully vested. Employee shall be eligible to participate in such employee benefit plans or programs of the Company and/or its Subsidiaries as are or may be made generally available to employees of the Company or of its Subsidiaries. The Company and/or its Subsidiaries will pay or reimburse Employee for all reasonable and necessary out-of-pocket expense incurred by him in moving to Biloxi and in the performance of his duties under this Agreement, and in accordance with Company policy. If Employee voluntarily leaves the Company's employment within one (1) year of Employee's Effective Date, Employee will reimburse the Company for all relocation expenses incurred by the Company or on behalf of Employee at a pro-rated rate (i.e. if Employee voluntarily leaves six (6) months after the Effective Date, Employee will reimburse the Company 50% of all relocation expenses). Employee will be entitled to three (3) weeks paid vacation.

     3.  Confidentiality and Non-Competition.

     (a) Ownership. Employee agrees that all inventions, copyrightable material, business and/or technical information and trade secrets which arise out of the performance of his Agreement are the property of the Company and/or its Subsidiaries.

     (b) Non-Competition. Employee agrees to the following covenant not to compete beginning on the effective date of this Agreement and continuing until one year after termination of his employment relationship with the Company:

     Employee agrees not to compete, directly or indirectly (including as an officer, director, partner, employee, consultant, independent contractor, or more than 5% equity holder of any entity) with the Company or any of its Subsidiaries in any way concerning the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility with respect to which the Company or any of its Subsidiaries owns, renders or proposes to render consulting or management services. The Company fully understands that Employee is a major owner of a gaming consultant company, which consultant company holds two gaming management agreements in the State of Oregon. The
Company will not hold Employee bound by the non-competitive provision as it applies to the two Oregon agreements.

     (c) Confidentiality. Except as is consistent with Employee's duties and responsibilities within the scope of his employment with the Company and/or the Subsidiaries, Employee agrees not to use or disclose to any unauthorized person information which is not generally known and which is proprietary to the Company or any Subsidiary, including all information that the Company or any Subsidiary treats as confidential, ("Confidential Information"). Upon termination of Employee's employment, Employee will promptly turn over to the Company all soft ware, records, manuals, books, forms, documents, notes, letters,

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memoranda, reports, data, tables, compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in his possession, regardless of who prepared them.

     4. Remedies. Employee understands that if he fails to fulfill his obligations under this Agreement, the damages to the Company and/or its Subsidiaries would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, Employee hereby consents to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by the appropriate court.


     5.  Termination.

         (a)  Grounds for Termination.  The Term of Employment set forth in
Section 2(a) shall terminate prior to its expiration in the event that at any time during such term:

              (i) Employee shall die or become disabled as determined in good faith by the Board of Directors of the Company; or

              (ii) The Board of Directors of the Company delivers notice of termination for "cause" to Employee. For purposes of this section, "cause" shall mean: (1) Employee's inability to become qualified by any gaming authority; (2) any dishonesty, disloyalty or gross misconduct on the part of Employee in the performance of Employee's duties hereunder;
                    (3) any breach of Company and/or the Subsidiaries policies or failure on the part of Employee to perform duties assigned to Employee by the Company's Board of Directors, which breach or failure is not remedied by Employee within 30 days after notice thereof is given by the Company to Employee; or (4) any event or circumstance regarding Employee which may, in the judgment of the Board of Directors of the Company, result in (i) the disapproval, modification, or non-renewal of any contract under which the Company or any Subsidiary has sole or shared authority to own, develop, manage or consult with any gaming operations; or (ii) the loss of non-reinstatement of any license or franchise from any governmental agency held by the Company or any Subsidiary to conduct any portion of the business of the Company or any Subsidiary, which license or franchise is conditioned upon employees or officers of the Company meeting certain criteria.

         (b) Severance. The Company may terminate the Term of Employment at any time for any reason. If the Company terminates the Term of Employment (by either terminating Employee's employment or by giving the notice described in
Section 2(a) to prevent a Renewal Term) without "cause", then, provided that the Employee signs a General Release in a
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form acceptable to the Company that releases the Company and its affiliated entities from any and all claims that Employee may have against them, Employee shall be entitled to continue to receive his salary and employee benefits for twelve months.

     6.  Miscellaneous.

         (a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns. The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

         (b) Modifications, Waivers. This Agreement may be modified or amended only by a writing signed by the Company, and Employee. The Company's failure, or delay in exercising any right, or partial exercise of any right, will not waive any provision of this Agreement or preclude the Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

         (c) Governing Law and Jurisdiction. The laws of Delaware will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in a Delaware court. Both the Company and Employee hereby consent to the exclusive jurisdiction of that court of this purpose.

         (d) Captions. The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

         (e) Severability. To the extent any provision of this Agreement shall be invalid or enforceable with respect to Employee, it shall be considered deleted herefrom with respect to Employee and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Employee, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Employee. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

         (f) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein, including without limitation, any policy or personnel manuals of the Company.

         (g) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid,
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and shall be deemed delivered upon hand delivery or upon mailing (postage prepaid and by registered or certified mail) to the following address:

     If to the Company, to:

     Casino America, Inc.
     711 Washington Loop
     Biloxi, MS  39530

     If to the Employee, to:

     Michael G. Rose
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     91 Sailfish Drive
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     Brigantine, NJ  08203
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These addresses may be changed at any time by like notice.



     IN WITNESS WHEREOF, each party has caused this Agreement to be executed in a manner appropriate for such party as of the date first above written.

     CASINO AMERICA, INC.

     By:_______________________________________
                John M. Gallaway, President

     "EMPLOYEE"

     __________________________________________
        Michael G. Rose